UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2006

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 31, 2006, Spansion Japan Limited (“Spansion Japan”), an indirect Japanese subsidiary of Spansion Inc., entered into an Amended and Restated Uncommitted Revolving Credit Facility Agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “New Credit Facility”), which provides for a revolving credit facility in the aggregate principal amount of up to ¥8.0 billion (or up to approximately $68 million based on a U.S. dollar to yen exchange rate of $1.00 to ¥117.31 as of March 31, 2006). Because the amount subject to the New Credit Facility is denominated in yen, the dollar amount stated above is subject to change based on applicable exchange rates.

Spansion Japan previously had been party to an uncommitted revolving credit agreement, dated September 20, 2005, with UFJ Bank Limited, which provided for a revolving credit facility in the aggregate principal amount of up to ¥5.0 billion. Spansion Japan also previously had been party to an uncommitted revolving credit agreement with The Bank of Tokyo-Mitsubishi, dated November 28, 2005, which provided for a revolving credit facility in the aggregate principal amount of up to ¥3.0 billion. On January 1, 2006, the Bank of Tokyo-Mitsubishi and UFJ Bank Limited merged to become The Bank of Tokyo-Mitsubishi UFJ, Ltd. The New Credit Facility is a result of the combination of Spansion Japan’s two separate credit facilities with each of The Bank of Tokyo-Mitsubishi and UFJ Bank Limited.

Spansion Japan may, pursuant to the terms of the New Credit Facility, borrow amounts in increments of ¥50,000,000 (approximately $426,221 based on a U.S. dollar to yen exchange rate of $1.00 to ¥117.31 as of March 31, 2006), which may remain outstanding in monthly increments up to three months. Amounts borrowed under the New Credit Facility bear interest at a rate equal to the Japanese yen Tokyo Interbank Offered Rate, or Japanese yen TIBOR, at the time of the drawdown, plus a margin of .50% per annum. As of March 31, 2006, Japanese yen TIBOR was 0.12818% percent.

Pursuant to the terms of the New Credit Facility, Spansion Japan is not permitted, among other things, to create any security interests or liens on any of its assets, subject to certain exceptions; subordinate the payment of its debt under the New Credit Facility to the payment of any unsecured debts; and enter into any merger, company partition, exchange or transfer of shares, assign all or a part of its business or assets to a third party, or otherwise transfer all or a material part of its assets to a third party, subject to certain exceptions.

All of Spansion Japan’s debts under the New Credit Facility will automatically become due and payable without any notice or demand in situations where proceedings of bankruptcy, insolvency, dissolution or similar matters are effected by or against Spansion Japan. All of the debts under the New Credit Facility will become due and payable upon notice to Spansion Japan by the lenders in an event of default, which includes, among other things, the following: a default in performance of payment; if any of Spansion Japan’s debts or guarantee obligations (other than those under the New Credit Facility) in an aggregate amount exceeding ¥10 million (approximately $85,244 based on a U.S. dollar-to-yen exchange rate of $1.00 to ¥117.31 as of March 31, 2006) become due and payable or if Spansion Japan has suspended its business or its business is suspended by a government authority, in each case if not cured within applicable time periods set forth in the New Credit Facility.

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The New Credit Facility may be terminated in the event of default or by either party upon written notice in accordance with the terms of the New Credit Facility.

The preceding description of the New Credit Facility is qualified in its entirety by reference to the full text of the New Credit Facility, which Spansion Inc. intends to file as an exhibit to its Quarterly Report for the fiscal quarter ended March 26, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.
(Registrant)

Date: April 5, 2006	By:	/s/ Dario Sacomani
	Name:	Dario Sacomani
	Title:	Executive Vice President and Chief Financial Officer

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